Exhibit 3.2

NE Sec of State John A. Gale

MIDWEST HOLDING INC.

Filed:  05/06/2010

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MIDWEST HOLDING INC.

The undersigned, Midwest Holding Inc., a corporation organized and existing under the laws of the State of Nebraska (the “Corporation”), in accordance with the provisions of Section 21-2036 and Section 21-20,121 of the Nebraska Business Corporation Act (the “Act”) does hereby certify:

FIRST, that the name of the Corporation is MIDWEST HOLDING INC.

SECOND, that the board of directors of the Corporation (the “Board of Directors”), in accordance with the Corporation’s Amended and Restated Articles of Incorporation and applicable law, duly adopted the following resolution on March 8, 2010, creating a series of Two Million (2,000,000) shares of preferred stock of the Corporation designated as “Series A Preferred Stock”.  Shareholder approval was not required by the Corporation’s Amended and Restated Articles of Incorporation or applicable law to adopt the following resolution.

RESOLVED, that, subject to the prior approval and filing of the Corporation’s Amended and Restated Articles of Incorporation, and pursuant to the provisions of such Amended and Restated Articles of Incorporation and applicable law, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

ARTICLE I

DESIGNATION AND NUMBER OF SHARES; RANK

A.                                   Designation and Number.  A series of preferred stock, designated the “Series A Preferred Stock”, is hereby established.  The number of authorized shares of Series A Preferred Stock shall be Two Million (2,000,000).

B.                                     Rank.  The Series A Preferred Stock will, with respect to dividend rights,  rank:  (i) on a parity with the Voting Common Stock and Non-Voting Common Stock issued by the Corporation (together, the “Common Stock”); (ii) on a parity with all classes or series of preferred stock issued by the Corporation (the “Preferred Stock”), the terms of which specifically provide that such shares rank on a parity with the Series A Preferred Stock with respect to dividend rights; and (iii) junior to all classes or series of Preferred Stock, the terms of which specifically provide that such shares rank senior to the Series A Preferred Stock with respect to dividend rights.  The Series A Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank:  (i) prior or senior to the Common Stock; (ii) prior or senior to all classes or series of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank junior to the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (“Junior Preferred Stock”); (iii) on a parity with all classes or series of Preferred Stock, the terms of which specifically provide that such shares rank on a parity with the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (“Parity Stock”); (iv) junior to all classes or series of Preferred Stock, the terms of which specifically provide that such shares rank senior to the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (“Senior Preferred Stock”); and (v) junior to all existing and future indebtedness of the Corporation.

ARTICLE II

DIVIDENDS

The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount equal to the amount of the dividend payable on each share of Common Stock (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred Stock if there is no proportionate action taken with respect to the Common Stock).

ARTICLE III

LIQUIDATION, DISSOLUTION OR WINDING UP

A.                                   Series A Liquidation Preference.  Except as provided in Article III(B) below, and subject to the liquidation preference of any Senior Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution a liquidation preference equal to the Series A Liquidation Preference, as defined below, before any distribution of assets is made to holders of Common Stock or any other class or series of Junior Preferred Stock.  The Corporation will promptly provide to the holders of Series A Preferred Stock written notice of any event triggering the right to receive such Series A Liquidation Preference.  Except as provided in Article III(B) below, after payment of the full amount of the Series A Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.  “Series A Liquidation Preference” shall mean an amount equal to Six Dollars ($6.00) per share of Series A Preferred Stock (as adjusted for any dividends payable in shares and any combinations or splits with respect to such Series A Preferred Stock).

B.                                     Exception to Series A Liquidation Preference.  If, upon any liquidation, dissolution or winding up of the Corporation, including without limitation a Deemed Liquidation Event, as defined below, holders of Series A Preferred Stock would be entitled to receive more than the Series A Liquidation Preference if such Series A Preferred Stock had been converted in accordance with Article V below into Voting Common Stock immediately prior to such liquidation, dissolution or winding up, then (i) the Series A Liquidation Preference provided in Article III(A) shall not apply, and (ii) the holders of Series A Preferred Stock shall participate in the distribution of assets of the Corporation as if such Series A Preferred Stock had been converted into Voting Common Stock.

C.                                     Ratable Treatment; Parity Stock.  If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the above described Series A Liquidation Preference and liquidating payments on any other class or series of Parity Stock, then all such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

D.                                    Common Stock.  Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of any Senior Preferred Stock, the Series A Preferred Stock and any Parity Stock, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed.

E.                                      Deemed Liquidation Events.

1.                                       Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least thirty (30) days prior to the effective date of any such event:

(a)                                  a merger or consolidation in which

i.                                          the Corporation is a constituent party or

ii.                                       a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity interests of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity on immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that, for purposes of this Article III(E), all shares of Common Stock issuable upon exercise of options, warrants or convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares Common Stock are converted or exchanged); or

(b)                                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.                                       The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the shareholders of the Corporation shall be allocated among the shareholders of the Corporation in accordance with this Article III.

3.                                       In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation within ninety (90) days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the ninetieth day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such Series A Preferred Stock, and (B) if the holders of at least a majority of the then outstanding Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, as determined in good faith by a majority of the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its Members (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Preference.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such Series A Preferred Stock, and shall redeem the remaining Series A Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

4.                                       The amount deemed paid or distributed to the holders of Series A Preferred Stock upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by a majority of the Board of Directors.

ARTICLE IV

REDEMPTION

Except as provided in Article III(E), the Series A Preferred Stock shall not be redeemable at the option of the Corporation.

ARTICLE V

CONVERSION

A.                                   Conversion Generally.

1.                                       Each one (1) share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the fifth anniversary of the Original Series A Issue Date, as defined below, at the principal executive office of the Corporation or any transfer agent for the Series A Preferred Stock, into one and three-tenths (1.3) shares of fully paid and non-assessable Voting Common Stock; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(E) below.

2.                                       Each one (1) share of Series A Preferred Stock shall be convertible, at the option of the Corporation, at any time after the fifth anniversary of the Original Series A Issue Date, as defined below, upon notice in writing from the Corporation, into one and three-tenths (1.3) shares of fully paid and non-assessable Voting Common Stock; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(E) below.

3.                                       Each one (1) share of Series A Preferred Stock shall automatically be converted into one and three-tenths (1.3) shares of fully paid and non-assessable Voting Common Stock immediately upon the consummation of an initial public offering and specifically upon the Corporation’s sale of its Common Stock in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(E) below.

4.                                       For purposes of this Article V, “Original Series A Issue Date” means May 10, 2010.

B.                                     Mechanics of Conversion.

1.                                       Before any holder of Series A Preferred Stock shall be entitled to convert or partially convert the same into shares of Voting Common Stock pursuant to Article V(A)(1), the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal executive office, of the election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amount payable as the result of a conversion of a fractional share of Voting Common Stock and any accrued or declared but unpaid dividends on the converted Series A Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. Upon the surrender by the holder of Series A Preferred Stock of the certificate representing the stock being converted, such shares of Series A Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatever.  If such holder does not convert all of the Series A Preferred Stock represented by the surrendered certificate or certificates, the Corporation shall, as soon as practicable, issue and deliver to such holder a certificate for the number of shares of Series A Preferred Stock not converted.

2.                                       Upon any mandatory conversion at the election of the Corporation pursuant to Article V(A)(2) or any automatic conversion pursuant to Article V(A)(3) above, the Secretary of the Corporation shall promptly deliver notice of such conversion to each holder of Series A Preferred Stock, who shall thereupon surrender the certificates representing such shares at the principal executive office of the Corporation or of any transfer agent for the Series A Preferred Stock.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock into which such shares of Series A Preferred Stock have been converted.  Mandatory conversion at the election of the Corporation pursuant to Article V(A)(2) shall be deemed to have taken place immediately prior to the close of business on the date that notice of such conversion was delivered by the Corporation to holders of Series A Preferred Stock, and the persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date.  Automatic conversion pursuant to Article V(A)(3) shall be conditioned on, and shall be deemed to have taken place immediately prior to, the closing with the underwriter of the sale of shares pursuant to such offering, and the persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Voting Common Stock as of such date.

C.                                     Conversion Rate Adjustments.

1.                                       The rate at which shares of Series A Preferred Stock may be converted into shares of Voting Common Stock pursuant to Article V(B) (the “ Series A Conversion Rate”) shall be subject to adjustment from time to time after the Original Series A Issued Date as provided in this Article V(C).

2.                                       In the event the Corporation should at anytime or from time to time after the Original Series A Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Voting Common Stock or the determination of holders of Voting Common Stock entitled to receive a dividend without payment of any consideration by such holder for the additional shares of Common Stock (including the additional shares of Voting Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Rate shall be appropriately adjusted so that the number of shares of Voting Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

3.                                       If the number of shares of Voting Common Stock outstanding at any time after the Original Series A Issue Date is decreased by a combination of the outstanding shares of Voting Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Series A Conversion Rate shall be appropriately adjusted so that the number of shares of Voting Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

D.                                    Recapitalization.  If at any time or from time to time there shall be a recapitalization of the Voting Common Stock (other than a subdivision or combination of shares provided for elsewhere in this Article V), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Voting Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article V with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Article V (including adjustment of the Series A Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

E.                                      No Fractional Shares.  No fractional shares of Voting Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares of Voting Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Voting Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares of Voting Common Stock would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into shares of Voting Common Stock and the aggregate number of shares of Voting Common Stock issuable upon such conversion.

F.                                      Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate pursuant to this Article V, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its chief executive officer or chief financial officer to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Rate at the time in effect, and (iii) the number of shares of Voting Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

G.                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and, if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purposes.

H.                                    Notices.  Any notice required by the provisions of this Article V to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the date actually delivered or as of three (3) days after it is deposited in the United States mail, first class, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation, as the case may be.

ARTICLE VI

NO VOTING RIGHTS

Except as required by law, Series A Preferred Stock shall be non-voting stock and the holder of each share of Series A Preferred Stock shall not be entitled to notice of any shareholders’ meeting nor to a vote on any corporate matter requiring a shareholder vote.  The holder of each share of Series A Preferred Stock, upon conversion of the Series A Stock into shares of Voting Common Stock pursuant to the terms of these Articles of Amendment, shall have full voting rights and shall be entitled to the number of votes equivalent to the number of shares of Voting Common Stock into which such shares of Series A Preferred Stock were converted.

ARTICLE VII

NO DILUTION OR IMPAIRMENT

The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock (as contemplated herein) from impairment.

ARTICLE VIII

NOTICES OF RECORD DATE

In the event of:

A.                                   any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

B.                                     any reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any reorganization, merger or consolidation or similar transaction involving the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

C.                                     any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

IN WITNESS WHEREOF, Midwest Holding Inc. has caused these Articles of Amendment to be signed by Travis Meyer, its President, this 4th day of May, 2010

MIDWEST HOLDING INC.

By:	/s/ Travis Meyer
Name:	Travis Meyer
Title:	President